Exhibit 2

EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “License Agreement”) is executed as of April 26, 2013 (but shall not have any force or effect until the License Agreement Effective Date as defined and as provided herein) by MHR Institutional Partners IIA LP, a Delaware limited partnership with offices at 40 West 57th Street, 24th Floor, New York, NY 10019 (“MHR”) and Novo Nordisk A/S, a Danish corporation with offices at Novo Allé, 2880 Bagsvaerd, Denmark (“Novo Nordisk”).

W I T N E S S E T H:

WHEREAS, MHR and Emisphere Technologies, Inc. (“Emisphere”) are parties to that certain Senior Secured Term Loan Agreement (as amended, the “Loan Agreement”) and that certain Pledge and Security Agreement (as amended, the “Pledge and Security Agreement”), each dated as of September 26, 2005, and Emisphere and MHR and certain of MHR’s Affiliates (as defined in the Pledge and Security Agreement) are parties to that certain Investment and Exchange Agreement, dated as of September 26, 2005 (the “Investment and Exchange Agreement”);

WHEREAS, pursuant to the Investment and Exchange Agreement, Emisphere issued to MHR and certain of MHR’s affiliates those certain 11% Senior Secured Convertible Notes, each dated May 16, 2006 (the “Convertible Notes”);

WHEREAS, Emisphere issued to MHR and certain of MHR’s affiliates those certain 13% Senior Secured Promissory Notes, each dated October 17, 2012 (the “Bridge Notes” and, together with the Convertible Notes, the Investment and Exchange Agreement, the Loan Agreement and the Pledge and Security Agreement and any related documents, the “MHR Loan Documents”);

WHEREAS, pursuant to and in connection with the MHR Loan Documents, MHR was granted a security interest in and over all of Emisphere’s assets, including the Licensed IP (as defined in Exhibit B hereto), in respect of monies owed and other obligations secured (the “Security Interest”);

WHEREAS, concurrently herewith, Novo Nordisk, Emisphere and MHR are entering into that certain Amended and Restated Agreement (the “Amended and Restated Agreement”), pursuant to which MHR and Novo Nordisk agree to execute this License Agreement and be bound by its terms and conditions, effective only if and when all of the License Conditions have occurred;

WHEREAS, Novo Nordisk and Emisphere are parties to: (i) that certain Development and License Agreement, dated as of June 21, 2008 (the “Original GLP-1 License Agreement”), as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008 (“GLP-1 Amendment No. 1”), and the Side Letter to the Development and License Agreement, dated March 9, 2009 (the “Side Letter”), and (ii) a Development and License Agreement, dated as of December 20, 2010 (the “Insulin License Agreement”);

WHEREAS, concurrently herewith, Emisphere and Novo Nordisk are entering into Amendment No. 2 to the Original GLP-1 License Agreement (“GLP-1 Amendment No. 2” and, together with the Original GLP-1 License Agreement, GLP-1 Amendment No. 1 and the Side Letter, the “GLP-1 License Agreement”). The GLP-1 License Agreement and the Insulin License Agreement are hereinafter each referred to individually as a “Novo Nordisk Agreement” and, collectively, as the “Novo Nordisk Agreements”); and

WHEREAS, the parties intend to be bound by the terms and conditions of this License Agreement which shall take effect only as of the License Agreement Effective Date (defined below) with respect to any Foreclosed IP (as defined below).

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the parties hereto, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T

1. Definitions. For purposes of this License Agreement, unless otherwise provided in this Section 1, capitalized terms used in this License Agreement shall have the respective meanings given to such terms in the body of this License Agreement, and the following terms will have the following meanings:

(a) “Financial Obligations” shall mean the obligations pursuant to the applicable Novo Nordisk Agreement(s) to pay fees and royalties and make other payments, including pursuant to Section 3 of each of the Insulin License Agreement and GLP-1 License Agreement.

(b) “Foreclosed IP” means the Initial Foreclosed IP and Purchased Foreclosed IP, collectively.

(c) “Foreclosure” or “Foreclosed” occurs when all of the following events have occurred: (i) an Event of Default (as defined in either the Loan Agreement, Convertible Notes or the Bridge Notes) has occurred, (ii) with respect to all or any portion of the Licensed IP, MHR or any of its affiliated funds forecloses on, conducts, controls or substantially directs a foreclosure sale, or is granted ownership or legal or equitable title to under or in connection with a plan of reorganization or similar arrangement, and (iii) MHR or any of its affiliated funds takes possession of, acquires, is granted ownership rights as the holder of legal or equitable title to all or any portion of the Licensed IP, or such Licensed IP is sold to a third party pursuant to a foreclosure sale.

(d) “Foreclosure Purchaser” means any third party that acquires any ownership interest in or title to all or any portion of the Initial Foreclosed IP or Licensed IP in connection with or subsequent to a Foreclosure or as a result of a Foreclosure.

(e) “Initial Foreclosed IP” means any Licensed IP that has been foreclosed upon by MHR or any of its affiliates, at any time, and as to which MHR or any of its affiliates takes ownership or legal or equitable title.

(f) “License Conditions” shall have the meaning set forth in the Amended and Restated Agreement.

(g) “Licensed IP” shall have the meaning set forth on Exhibit B hereto.

(h) “Novo Nordisk Technological Competitor” means a person or entity listed in Exhibit D, and their respective affiliates.

(i) “Purchased Foreclosed IP” means (i) such of the Initial Foreclosed IP as is purchased by one or more Foreclosure Purchaser(s) (as defined below) or (ii) Licensed IP, in whole or in part, the legal or equitable or ownership of which passes directly to one or more Foreclosure Purchaser(s) as a result of a Foreclosure.

2. Effectiveness. Notwithstanding the parties’ execution of this License Agreement as of the date first set forth in the first paragraph, this License Agreement, and the rights and obligations of the parties hereunder, shall only become effective with respect to the Foreclosed IP on a Novo Nordisk Agreement-by-Novo Nordisk Agreement basis upon the satisfaction of all of the License Conditions (such time being referred to herein as the “License Agreement Effective Date” with respect to such Novo Nordisk Agreement). For the avoidance of doubt, the parties’ signatures herein shall not be relied upon or used by either party for any reason or for any purpose whatsoever until the time of the License Agreement Effective Date on a Novo Nordisk Agreement-by-Novo Nordisk Agreement basis.

3. Non-Disturbance of License Rights. (a) Subject to the terms and conditions of this License Agreement (including, without limitation, payment by Novo Nordisk to MHR under Section 4 hereunder), effective only as of the License Agreement Effective Date and solely with respect to the Initial Foreclosed IP from time to time, MHR hereby agrees not to disturb and hereby grants the license rights specifically set forth on Exhibit A hereto that are granted to Novo Nordisk by Emisphere under each of the respective Novo Nordisk Agreements covering the Initial Foreclosed IP, it being understood and agreed by MHR and Novo Nordisk that MHR will not have breached and Novo Nordisk hereby waives any claims against MHR relating to this paragraph, for or as a result of, directly or indirectly, any acts or omissions by or attributable to Emisphere or any of its employees, officers, directors, agents or consultants (solely in their capacity as such, the “Emisphere Representatives”) with respect to the Initial Foreclosed IP.

(b) For any claims made by a third-party against MHR arising from the development, manufacture or commercialization of Licensed Products (as defined in each of the applicable Novo Nordisk Agreements) by or on behalf of Novo Nordisk pursuant to the licenses granted under this Section 3, Novo Nordisk shall indemnify, defend and hold harmless MHR and its affiliates, and its and their respective equity interest holders, principals, officers, directors, employees, and agents from and against any loss, damage, action, proceeding or liability (including attorneys’ fees) resulting therefrom, except to the extent such claims result from (i) the gross negligence or willful misconduct of MHR or its affiliated funds, (ii) breach of this Agreement by MHR, or (iii) any claim by a third party alleging that the grant of rights by MHR to Novo Nordisk under this Agreement violates or conflicts with the terms of any license or other grant of rights by MHR or its affiliated funds to such third party. MHR must promptly notify Novo Nordisk of any claims for which MHR may assert indemnification and MHR will permit Novo Nordisk to assume or participate in the defense of any such claims.

4. Performance of Novo Nordisk Obligations. (a) In consideration of the rights granted to Novo Nordisk by MHR under Section 3 of this License Agreement, with effect from the License Agreement Effective Date, all of the rights of Emisphere under the applicable Novo Nordisk Agreement(s) relating to the Foreclosed IP shall inure to the benefit of MHR in lieu of Emisphere. Subject to Section 4(b), Novo Nordisk shall perform all of its obligations under the applicable Novo Nordisk Agreement(s) relating to the Foreclosed IP, including without limitation the obligation to pay directly to MHR, unless otherwise directed by MHR to be paid in whole or in part to one or more other parties, one-hundred percent (100%) of all Financial Obligations under each of the applicable Novo Nordisk Agreement(s) relating to the Foreclosed IP or any other Licensed IP covered by the Novo Nordisk Agreement(s).

(b) Novo Nordisk shall not be obligated to perform certain obligations under the Novo Nordisk Agreements, as provided in Exhibit C hereto. In addition, upon any occurrence of a Novo Nordisk Technological Competitor owning any Foreclosed IP, Novo Nordisk’s (i) reporting obligations to Emisphere under the Novo Nordisk Agreements and (ii) information obligations to Emisphere under the Novo Nordisk Agreements set out in Section 4.7(b), (d) and (e) shall be limited to reporting of Net Sales and calculation of royalties.

(c) If, notwithstanding the waiver set forth in Section 4(b) of the Amended and Restated Agreement, Emisphere asserts any claim that it is entitled to the performance of any obligations under any applicable Novo Nordisk Agreement, including any payment of Financial Obligations from Novo Nordisk, Novo Nordisk shall, nonetheless, continue to perform all of the obligations under this License Agreement, including the obligation to make pay one-hundred percent (100%) of all the Financial Obligations to MHR as set forth under this License Agreement unless and until there is a final, non-appealable order or judgment by a court of competent jurisdiction, if any, that obligations owed at any time, including Financial Obligations, to MHR under this License Agreement are due to Emisphere instead, in which event, MHR and Novo Nordisk shall comply with such final order or judgment. Notwithstanding any terms or provisions in the applicable Novo Nordisk Agreement to the contrary or for any other reason thereunder, in no event shall Novo Nordisk (a) withhold or deduct from the Financial Obligations any amounts payable to Novo Nordisk by Emisphere, (b) offset against the Financial Obligations any amounts payable or allegedly payable to Novo Nordisk by Emisphere, (c) otherwise reduce the amount of the Financial Obligations for any reason whatsoever related to any act or omission of Emisphere, or (d) claim or assert a right to do any of the foregoing.

5. No Liability under the Novo Nordisk Agreements. Notwithstanding anything to the contrary in this License Agreement or any of the Exhibits attached hereto, neither MHR nor any Foreclosure Purchaser assume any obligation or liability of Emisphere under this License Agreement, including any such obligation or liability that was incurred at any time under any of the Novo Nordisk Agreements, and Novo Nordisk agrees that any non-performance or liability or any claim therefor due to any acts or omissions by Emisphere or the Emisphere Representatives will not affect or otherwise relieve Novo Nordisk from its obligations under Section 4 of this License Agreement.

6. Effect of this License Agreement on the Novo Nordisk Agreements. In furtherance of Section 5, this License Agreement is separate and independent from any of the Novo Nordisk Agreements. This License Agreement is not intended to cause the Novo Nordisk

Agreements to be terminated, and except as expressly provided for in this License Agreement and in the Amended and Restated Agreement, upon the License Agreement Effective Date, the effectiveness of this License Agreement shall not in any way modify, alter, limit or otherwise affect Novo Nordisk’s and Emisphere’s rights and obligations under the Novo Nordisk Agreements.

7. Transfer to Foreclosure Purchaser. In the event that all or any portion of the Licensed IP is sold or otherwise transferred by MHR, or by Emisphere in connection with a Foreclosure, to one or more Foreclosure Purchasers, any such sale or transfer shall be expressly conditioned upon such Foreclosure Purchaser executing a license agreement in the form of this License Agreement only with respect to the Purchased Foreclosed IP purchased by such Foreclosure Purchaser, provided that such license agreement shall only become effective with respect to the applicable Purchased Foreclosed IP upon the occurrence of all of the License Conditions as applicable to the Purchased Foreclosed IP, which will be applicable to and will cover only the Purchased Foreclosed IP purchased by such Foreclosure Purchaser, with such Purchased Foreclosed IP being specifically identified in such license agreement, and the provisions of the License Agreement between MHR and Novo Nordisk with respect to such Purchased Foreclosed IP shall automatically and immediately terminate pursuant to and in accordance with Section 8(b)(i) herein.

8. Effectiveness and Termination.

(a) Effectiveness. This License Agreement shall come into effect with respect to the Initial Foreclosed IP on a Novo Nordisk Agreement-by-Novo Nordisk Agreement basis only as of the License Agreement Effective Date for the applicable Novo Nordisk Agreement as set forth in Section 2 above. Thereafter, all of the rights and obligations of Novo Nordisk and MHR under this License Agreement shall continue in full force and effect with respect to such Novo Nordisk Agreement until this License Agreement is terminated, either in its entirety or with respect to such Novo Nordisk Agreement, in accordance with Section 8(b).

(b) Termination.

(i) This License Agreement shall cease to be effective with respect to Initial Foreclosed IP immediately and automatically with respect to MHR upon one or more Foreclosure Purchaser(s) acquiring all of such Initial Foreclosed IP, provided each such Foreclosure Purchaser(s) shall have executed a license agreement in the form of this License Agreement with respect to its respective Purchased Foreclosed IP, and the provisions of this License Agreement between MHR and Novo Nordisk shall automatically and immediately terminate to the extent that it relates to such Purchased Foreclosed IP, and MHR shall cease to be a party hereto for purposes of any and all such Purchased Foreclosed IP (other than with respect to any accrued Financial Obligations not yet paid to MHR, unless otherwise directed by MHR to be paid in whole or in part to one or more other parties). This License Agreement shall terminate immediately and automatically in its entirety when all Licensed IP becomes Purchased Foreclosed IP.

(ii) MHR shall have the right to terminate this License Agreement upon Novo Nordisk’s failure to (A) cure any material breach of its performance of any Financial Obligations as set forth in Section 4 of this License Agreement within sixty (60) days after receipt of written notice from MHR of such breach, (B) cure any other material breach of Novo Nordisk’s obligations under Section 4 of this License Agreement within the applicable cure period corresponding to the relevant Novo Nordisk obligation under the relevant Novo Nordisk Agreement following receipt of written notice from MHR of such breach or (C) cure any material breach of its obligations under this License Agreement (other than as set forth in subclauses (A) and (B) above) within sixty (60) days after receipt of written notice from MHR of such material breach.

(iii) Novo Nordisk will have the right to terminate this License Agreement upon MHR’s failure to cure any material breach of MHR’s obligations under this License Agreement within sixty (60) days after receipt of written notice from Novo Nordisk of such material breach.

(iv) This License Agreement shall terminate immediately and automatically with respect to the rights and obligations of the parties hereto upon the termination or release of the Security Interest and any other rights in the Pledge and Security Agreement in and as applicable to all of the Licensed IP, except if such release has occurred as a result of a Foreclosure.

(c) Novo Nordisk shall have the right to terminate this License Agreement for any reason or for no reason at any time, upon ninety (90) days prior written notice to MHR. MHR shall have no right to terminate this License Agreement except as expressly provided herein.

(d) Upon any termination of this License Agreement with respect to a particular Novo Nordisk Agreement under Section 8(b), all rights and obligations of MHR and Novo Nordisk under this License Agreement with respect to such Novo Nordisk Agreement shall immediately cease, except that (i) any and all payments accrued as of the effective date of termination shall be due immediately from Novo Nordisk to MHR with respect thereto, and any and all payments accruing and payable for any surviving license rights to the Licensed IP as set forth in such Novo Nordisk Agreement will continue to be payable in accordance with the terms set forth in Section 4, (ii) such termination shall have the same effect with respect to such particular Novo Nordisk Agreement as a termination of such Novo Nordisk Agreement pursuant to Section 12.6(b) or (c) thereof, provided that the rights inuring to the benefit of Emisphere thereunder shall inure to the benefit of MHR; and (C) the obligations of Novo Nordisk under such Novo Nordisk Agreement that would survive pursuant to Section 12.9(b) thereof upon a termination pursuant to Section 12.6 (b) or (c) thereof shall survive such termination. Upon termination of this License Agreement, the provisions of (i) this Section 8(c) and Section 17 hereof shall survive indefinitely and (ii) Section 11 hereof shall survive for a period of seven (7) years following the date of such termination.

9. Prosecution, Maintenance and Enforcement of Initial Foreclosed IP.

(a) For purposes of this Section 9:

“Foreclosed Patent” shall mean any Patent Rights within the Initial Foreclosed IP (or in the case of any license agreement entered into by a Foreclosure Purchaser, the Purchased Foreclosed IP).

“Patent Rights” shall have the meaning set forth in the Novo Nordisk Agreements.

(b) Commencing on the License Agreement Effective Date, MHR shall be responsible (either itself or through Emisphere), at its own expense, for diligently taking all reasonable steps under the circumstances necessary to file, prosecute, maintain and extend the Foreclosed Patents. Without limiting the foregoing, in the event that MHR and Emisphere both fail to make any filing or payment related to the preparation, filing, prosecution or maintenance of any Foreclosed Patent, Novo Nordisk shall have the right, exercisable in its sole discretion and expense, to file or continue the prosecution or maintenance of such Foreclosed Patent in MHR’s or Emisphere’s (as applicable) name; provided, however, that Novo Nordisk shall be entitled to deduct from any royalty payments due to MHR hereunder one hundred percent (100%) of Novo Nordisk’s reasonable out-of-pocket costs associated with such continued prosecution or maintenance. In the event Novo Nordisk exercises its right under this paragraph, Novo Nordisk will confer with MHR with respect to the preparation or filing of any substantive documents relating to the prosecution of such Foreclosed Patent and provide copies of such substantive documents for MHR’s or its legal counsel’s review. Novo Nordisk will take into consideration Emisphere’s or MHR’s interest with respect to any carriers or compounds other than those covered by the Novo Nordisk Agreements, using reasonable efforts to incorporate MHR’s suggestions with respect thereto, and Novo Nordisk will keep MHR copied with respect to any filings relating to such prosecution.

(c) If either party hereto becomes aware of any activity that such party believes represents an infringement of any of the claims of any Foreclosed Patent by a third party, the party obtaining such knowledge shall promptly advise the other of all relevant facts and circumstances of which it is aware pertaining to the potential infringement. Novo Nordisk and MHR (together with Emisphere, if applicable) shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of such Foreclosed Patent (“Legal Proceeding”) pursuant to the following.

(d) MHR shall have the first right, but not the obligation, to initiate and prosecute Legal Proceedings, at its own expense and in the name of MHR, and to control the defense of any declaratory judgment action or other challenges relating to the Foreclosed Patents; provided, however, that no settlement shall be entered into by MHR without the written consent of Novo Nordisk if such settlement would materially and adversely affect Novo Nordisk’s interests. Novo Nordisk shall cooperate with MHR in such effort, including being joined as a party to such action if necessary.

(e) If MHR, which is entitled to firstly pursue Legal Proceedings, provides written notice to Novo Nordisk that it does not intend to or will not pursue any Legal Proceeding or does not initiate any Legal Proceeding, (i) within ninety (90) days after either receiving written notice from Novo Nordisk or providing written notice to Novo Nordisk of a potential infringement or (ii) prior to fifteen (15) business days before the time limit (if any) set forth in applicable laws and regulations governing such actions, whichever is the earlier, then Novo Nordisk shall have the right to so initiate an action or pursue such Legal Proceedings at Novo Nordisk’s own cost and expense only to the extent the potential infringement pertains to the Patent Rights exclusively licensed to Novo Nordisk under the Novo Nordisk Agreements then in effect. Novo Nordisk shall not enter into any settlement without the prior written consent of MHR where such settlement relates to the invalidity, unenforceability or non-infringement of such Foreclosed Patent or would materially and adversely affect MHR’s interests. MHR shall reasonably cooperate with Novo Nordisk in such effort, including being joined as a party to such action if necessary.

(f) The costs and expenses (including attorneys’ fees) of any Legal Proceeding brought in accordance with Sections 9(d) or 9(e) shall be borne by the party controlling the infringement action, including the costs and expenses (including attorneys’ fees) of any indispensable party that must be joined to the action.

(g) Each party shall have the right to join in any Legal Proceeding brought in accordance with Sections 9(d) or 9(e) to the extent necessary for such party to assert the damages it has incurred as a result of the alleged infringement, at its own cost and expense (to the extent such party is not joined to the action as an indispensable party), provided, that, the foregoing shall not limit or restrict in any way the rights of the party controlling such action as determined in accordance with Sections 9(d) or 9(e) from exercising such control in its discretion.

(h) In the case either party exercises its rights pursuant to Sections 9(d) or 9(e), any damage award or settlement payments made in connection with any Legal Proceeding, whether obtained by judgment, settlement or otherwise (“Recovery”), shall be retained by the controlling party. In the case either party exercises its rights pursuant to Section 9(g), the Recovery shall be applied first to reimburse the costs and expenses (including attorneys’ fees) incurred by the parties involved in the action. Notwithstanding the foregoing, if the remaining balance of any Recovery (after the reimbursement of costs and expenses, including attorneys’ fees) would otherwise account for damages suffered by Novo Nordisk as a result of infringing or allegedly infringing third-party products which compete with the Licensed Products (as defined in the applicable Novo Nordisk Agreement), such remaining balance will be retained by or payable to Novo Nordisk and deemed “Net Sales” as such term is used in the Relevant Novo Nordisk Agreement such that the applicable Financial Obligations will be paid to MHR under Section 4 with respect such Net Sales. For purposes of this paragraph, the “Relevant Novo Nordisk Agreement” means the applicable Novo Nordisk Agreement then in effect covering the Licensed Product that is substantially similar to or directly competitive with the infringing or allegedly infringing third-party product.

10. Amendments to the Novo Nordisk Agreements. Any amendments to either of the Novo Nordisk Agreements without MHR’s consent, or the termination of either of the Novo Nordisk Agreements, in each case after the License Agreement Effective Date, shall not in any way modify, alter, limit or otherwise affect the rights and obligations of Novo Nordisk and MHR under this License Agreement, including the rights and obligations that are defined by reference to the Novo Nordisk Agreements which, notwithstanding any amendments thereto without MHR’s consent or termination thereof, shall continue to be defined by reference to the Novo Nordisk Agreements as in effect on the License Agreement Effective Date.

11. Confidentiality.

(a) Except as otherwise provided herein, the existence of this License Agreement, the Novo Nordisk Agreements, the Amended and Restated Agreement, the terms hereof and thereof, any “Confidential Information” as such term is defined in the Novo Nordisk Agreements, as well as any notices and reports received and delivered hereunder or thereunder (including, without limitation, any reports delivered under the Financial Obligations), and the identity of MHR, Emisphere or Novo Nordisk in connection with this License Agreement, any of the Novo Nordisk Agreements or the Amended and Restated Agreement (collectively, the “Confidential Information”), shall remain strictly confidential and no party to this License Agreement, directly or indirectly, shall discuss with or disclose to any third party, in any case, any Confidential Information except (i) if in the advice of such party’s counsel, such disclosure is necessary for such party not to be in violation of or default under any applicable law (including, without limitation, any statute, regulation, rule, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order, legal process, fiduciary or similar duties or otherwise (collectively, the “Legal Requirements”)), provided that: (A) to the extent practical and permitted under any applicable Legal Requirements, such party shall promptly notify the other party hereto so that such other party may, at its sole cost, expense and in its sole discretion, seek any appropriate protective order and/or take any other appropriate action; provided, however, that such notice shall not be required by MHR or its affiliates prior to filings made with and to the extent required or requested by the U.S. Securities and Exchange Commission (“SEC”) or other regulatory body, and (B) in the event that such protective order is not obtained, only the portion of material which, in the advice of the such person’s counsel is required to be disclosed under any applicable Legal Requirements may be disclosed and the disclosing party shall use its good faith efforts to obtain assurance that confidential treatment will be accorded such material; (ii) if such third party has been or will be provided such information by Emisphere or MHR in connection with considering a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere, in each case in any manner whatsoever, and such third party has entered into a confidentiality agreement with Emisphere or MHR, as applicable, on customary terms that are at least as protective as those contained in this paragraph; (iii) to the extent such disclosure is necessary in order to comply and perform the obligations in Section 9 hereof; or (iv) to the extent that the other parties hereto have provided prior written consent to such disclosure. Confidential Information shall not include any information that is in the public domain or any Confidential Information that subsequently enters the public domain without fault on the part of the party receiving such information. Each party agrees to consult with the other party on the possible redaction of certain provisions, schedules, exhibits and attachments to this License Agreement and the Amended and Restated Agreement that contain financial information which is Confidential Information in connection with any filings made by a party with the SEC (or other regulatory body) or as otherwise required by law; provided, however, that each party may make its own final determination of its filing obligation (including without limitation the timing of such filing) and effect such filing accordingly and without any obligation to delay such filing. The parties agree that they have complied with this Section 11 in all respects if MHR files this License Agreement and the Amended and Restated Agreement, including any Exhibits thereto, without redaction with the SEC after the date hereof.

(b) Notwithstanding the foregoing, MHR may disclose such Confidential Information (i) to any of MHR’s affiliates, potential investors and potential financing sources or any acquirer or potential acquirer of assets and their respective representatives who may have a need to know such Confidential Information in connection with the evaluation and/or negotiation of a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere; provided that: (A) the party to whom such Confidential Information has been disclosed has previously entered into a confidentiality agreement with MHR on customary terms and (B) any such review by such person shall be solely for purposes of evaluating a potential transaction relating to the MHR Loan Documents, the Licensed IP or Emisphere; or (ii) to any of MHR’s affiliates, equity interest holders, principals, officers, directors, employees, agents, representatives and consultants who need to know such Confidential Information in their capacity as the foregoing and who are subject to obligations of confidentiality on customary terms.

(c) Notwithstanding anything else to the contrary in this License Agreement, Novo Nordisk acknowledges and agrees that, subject to MHR’s agreement concerning disclosure of the Confidential Information as provided in the immediately preceding two paragraphs, MHR and its affiliates are in the business of making investments in, and otherwise engaging in, businesses which may or may not be in competition with Novo Nordisk or otherwise related to its or its affiliates’ respective business and that, except to the extent that such activities involve the disclosure of the Confidential Information that would be prohibited hereunder, this License Agreement in no way limits or restricts MHR’s or its affiliates’ ability to make such investments or engage in such businesses.

12. Successorship. Subject to Section 13 below, the benefits of this License Agreement shall inure to the parties hereto and their respective successors and permitted assigns and transferees and the obligations and liabilities assumed in this License Agreement by the parties hereto shall be binding upon their respective successors and permitted assigns and transferees and, in the case of MHR, any such obligations and liabilities shall cease immediately upon termination of this License Agreement by MHR.

13. Assignment; Transfer.

(a) MHR may assign or otherwise transfer this License Agreement and the rights and obligations under this License Agreement and any of the Initial Foreclosed IP, in whole or in part, without the prior written consent of Novo Nordisk, provided that any such assignment or transfer of the Initial Foreclosed IP must be made together with this License Agreement insofar as it relates to such Initial Foreclosed IP, and any assignment or transfer of this License Agreement in so far as it relates to any given Initial Foreclosed IP must be made together with such Initial Foreclosed IP covered by this License Agreement. MHR shall not assign or otherwise transfer any of its interest in the Licensed IP other than either (i) in the manner set forth in Section 7 of this Agreement or (ii) with the simultaneous assignment of this License Agreement as contemplated in the foregoing sentence.

(b) Novo Nordisk may not assign this License Agreement without MHR’s consent, except to the extent that Novo Nordisk is permitted to assign the relevant Novo Nordisk Agreement pursuant to Section 14.4 thereof covering the applicable Foreclosed IP without Emisphere’s consent. Any party to which Novo Nordisk assigns a Novo Nordisk Agreement pursuant to Section 14.4 of each of the Novo Nordisk Agreements shall have the benefits afforded Novo Nordisk by this License Agreement and the Amended and Restated Agreement,

subject to the obligations of Novo Nordisk under such Novo Nordisk Agreement and this License Agreement (including, without limitation, Section 4 hereof) and the assumption by such party of Novo Nordisk’s obligations hereunder and thereunder.

14. Amendment; Modification. This License Agreement may only be amended or modified by a writing signed by the parties hereto.

15. Entire Agreement. This License Agreement and the Exhibits attached hereto, and, as between MHR and Novo Nordisk only and until its termination, the Amended and Restated Agreement and the Exhibits attached hereto, together constitute the entire understanding and agreement of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, negotiations, correspondence and understandings between the parties hereto or between any of the parties hereto and Emisphere, relating to the subject matter hereof, or any matter referred to herein, whether oral or written.

16. Further Assurances. Each party hereto agrees to sign, acknowledge and deliver further documents and to the extent practicable and permitted by law, to do all other reasonable acts at the requesting party’s expense, in each case as is required in order to carry out the purposes and intent of this License Agreement, if any.

17. Governing Law; Consent to Jurisdiction and Venue; Waiver of Jury Trial. This License Agreement will be governed by and construed and enforced according to the domestic laws of the State of New York without giving effect to its conflicts of law or choice of law principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each party hereto agrees that venue for any action to enforce the provisions of this License Agreement shall be properly laid in any courts of the State of New York or any federal court located therein. Each party hereto also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and any federal courts located therein for any actions, suits or proceedings arising out of or relating to this License Agreement (and agrees not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered or certified mail to it at its address set forth in this License Agreement shall be effective service of process for any action, suit or proceeding brought against it in any such court. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this License Agreement.

18. Notices. All notices and other communications under this License Agreement will be in writing, will be effective when received, and will be deemed to have been received on the date of delivery, if delivered (i) personally to one of the office holders of the other party set forth in this Section 18 or (ii) on the second business day after the business day of deposit with Federal Express or other similar courier for overnight delivery, freight prepaid, in each the case, addressed as follows (until the address is changed by notice duly given):

To Novo Nordisk:

Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd, Denmark

Attention: Head of Corporate Alliance Management

Fax: +45 4442-1830

With copy to:

Novo Nordisk A/S

Novo Allé

2880 Bagsvaerd, Denmark

Attention: General Counsel

Fax: +45 4498-0670

To MHR:

MHR Institutional Partners IIA LP

40 West 57th Street, 24th Floor

New York, NY 10019, USA

Attention: Janet Yeung

Fax: (212) 262-9356

With copy to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036, USA

Attention: Doron Lipshitz; David Schultz

Fax: (212) 326-2061

19. Execution of this License Agreement. This License Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

20. Severability. If any provision of this License Agreement or any portion thereof will be held invalid or unenforceable, such provision of any portion thereof will be construed to the closest extent possible to reflect the intent of the parties, and the remainder of the License Agreement will remain in full force and effect.

21. Waiver. A waiver must be in writing signed by the party waiving its right. A waiver of any term, provision or condition of this License Agreement in one or more instances will not be deemed to be or construed as a further or continuing waiver of any the term, provision or condition, or of any other term, provision or condition of this License Agreement.

22. Expenses. Except as otherwise agreed between any of the parties hereto, each party will bear its own out-of-pocket costs incurred in performing its obligations and exercising its rights under this License Agreement.

*  *  *

IN WITNESS WHEREOF, the parties hereto have caused this License Agreement to be duly executed as of the date first above written.

MHR INSTITUTIONAL PARTNERS IIA LP

By:	MHR Institutional Advisors II LLC,
its General Partner

By:	/s/ Janet Yeung
	Name:	Janet Yeung
	Title:	Authorized Signatory

NOVO NORDISK A/S

By:	/s/ Peter Kurtzhals
	Name:	Peter Kurtzhals
	Title:	Senior Vice President, Head of Diabetes Research

EXHIBIT A

LICENSE RIGHTS

GLP-1 License Agreement

The rights and licenses granted to Novo Nordisk under the following provisions of the GLP-1 License Agreement solely with respect to the Foreclosed IP with respect to the GLP-1 License Agreement existing as of the License Agreement Effective Date:

•	2.1(a), (c), (d), (e)

•

2.2(a)(i) and (ii) with respect to Program Carriers which have been designated as Exclusive Program Carriers in accordance with Section 2.2(a) of the GLP-1 License Agreement as of the License Agreement Effective Date

•

2.2(d) with respect to Program Carriers which have been designated as Non-Exclusive Program Carriers in accordance with Section 2.2(d) of the GLP-1 License Agreement as of the License Agreement Effective Date

•	8.1(c), (d), (e)

•	8.3

•	12.1

The defined terms used in the foregoing provisions will have the meanings set forth in the GLP-1 License Agreement, it being understood between the parties that the rights granted to Novo Nordisk by MHR under these provisions are only with respect to the Foreclosed IP with respect to the GLP-1 License Agreement existing as of the License Agreement Effective Date.

Insulin License Agreement

The rights and licenses granted to Novo Nordisk under the following provisions of the Insulin License Agreement, in each case, solely with respect to the Foreclosed IP with respect to the Insulin License Agreement existing as of the License Agreement Effective Date:

•	2.1(a), (c), (d), (e)

•

2.2(a) through 2.2(c) with respect to any Program Carrier which has been designated as an Exclusive Program Carrier in accordance with Section 2.2(a)-(b) of the Insulin License Agreement as of the License Agreement Effective Date.

•	3.6

•	8.1(c), (d)

•	8.3

•	12.1

The defined terms used in the foregoing provisions will have the meanings set forth in the Insulin License Agreement, it being understood between the parties that the rights granted to Novo Nordisk by MHR under these provisions are only with respect to the Foreclosed IP with respect to the Insulin License Agreement existing as of the License Agreement Effective Date.

EXHIBIT B

LICENSED IP

“Licensed IP” shall have the meaning set forth below for each of the following agreements:

GLP-1 License Agreement

For purposes of the GLP-1 License Agreement, the “Licensed IP” will mean and be limited solely to the Licensed Patents (as defined in the GLP-1 License Agreement) and the Licensed Know-How (as defined in the GLP-1 License Agreement), each as existing as of the License Agreement Effective Date and, in the case of the Licensed Know-How, as already in the possession of Novo Nordisk as of such License Agreement Effective Date.

Insulin License Agreement

For purposes of the Insulin License Agreement, the “Licensed IP” will mean and be limited solely to the Licensed Patents (as defined in the Insulin License Agreement) and the Licensed Know-How (as defined in the Insulin Agreement), each as existing as of the License Agreement Effective Date and, in the case of the Licensed Know-How, as already in the possession of Novo Nordisk as of such License Agreement Effective Date.

With respect to the Licensed Know-How in the GLP-1 License Agreement and Insulin License Agreement, it is understood and agreed by the parties to this License Agreement that neither MHR nor any Foreclosure Purchaser shall have any affirmative obligation to (i) maintain, monitor or keep records containing, or personnel having knowledge of, such Licensed Know-How, or (ii) disclose, transfer or otherwise provide to Novo Nordisk any Licensed Know-How.

EXHIBIT C

NOVO NORDISK OBLIGATIONS SUBJECT TO MHR PERFORMANCE

Novo Nordisk shall not be obligated to perform the following obligations under the GLP-1 License Agreement unless MHR agrees to perform the obligations of Emisphere in the corresponding provision of the GLP-1 License Agreement as follows:

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the third sentence of Section 4.8 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the fourth sentence of Section 4.8 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the first paragraph of Section 5.4 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the last paragraph of Section 5.4 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in second sentence of the second paragraph of Section 5.5 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of the second paragraph of Section 5.5 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the third sentence of Section 5.6 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of Section 5.6 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the third sentence of Section 5.7 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of Section 5.7 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the first sentence in the second paragraph of Section 7.4 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of the second paragraph of Section 7.4 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in Sections 9.1 or 9.2 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in Section 9.5 of the GLP-1 License Agreement.

Upon MHR’s delivery in writing in accordance with Section 18 hereof of its agreement to perform any of the obligations of Emisphere set forth above in the GLP-1 License Agreement, Novo Nordisk shall become immediately obligated to perform its obligations set forth in the corresponding provision of the GLP-1 License Agreement.

Novo Nordisk shall not be obligated to perform the following obligations under the Insulin License Agreement unless MHR agrees to perform the obligations of Emisphere in the corresponding provision of the Insulin License Agreement as follows:

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the third sentence of Section 4.8 of the GLP-1 License Agreement unless MHR agrees to perform the obligations set forth in the fourth sentence of Section 4.8 of the GLP-1 License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the first paragraph of Section 5.4 of the Insulin License Agreement unless MHR agrees to perform the obligations set forth in the second paragraph of Section 5.4 of the Insulin License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in second sentence of the second paragraph of Section 5.5 of the Insulin License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of the second paragraph of Section 5.5 of the Insulin License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the third sentence of Section 5.6 of the Insulin License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of Section 5.6 of the Insulin License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the third sentence of Section 5.7 of the Insulin License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of Section 5.7 of the Insulin License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in the first sentence in the second paragraph of Section 7.4 of the Insulin License Agreement unless MHR agrees to perform the obligations set forth in the last sentence of the second paragraph of Section 7.4 of the Insulin License Agreement.

•

Novo Nordisk shall not be obligated to perform the obligations set forth in Sections 9.1 or 9.2 of the Insulin License Agreement unless MHR agrees to perform the obligations set forth in Section 9.4 of the Insulin License Agreement.

Upon MHR’s delivery in writing in accordance with Section 18 hereof of its agreement to perform any of the obligations of Emisphere set forth above in the Insulin License Agreement, Novo Nordisk shall become immediately obligated to perform its obligations set forth in the corresponding provision of the Insulin License Agreement.

EXHIBIT D

NOVO NORDISK TECHNOLOGICAL COMPETITOR